Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS REPORTS FOURTH QUARTER 2016 PROFIT OF $4.0 MILLION

-- Record Trust and Investment Services Fee Income and Strong Net Interest Margin Boost Top Line Revenue --
-- Efficiency Initiatives Underway, Including Charter Consolidation --

MADISON, Wis., January 26, 2017 (GLOBE NEWSWIRE) -- First Business Financial Services, Inc. (the "Company" or "First Business") (NASDAQ:FBIZ), the parent company of First Business Bank, First Business Bank - Milwaukee and Alterra Bank (“Alterra”), today reported fourth quarter 2016 results including earnings growth from the prior quarter fueled by record trust and investment services fee income, strong net interest margin, efficient operating expense management and decreased loan loss provision. The Company’s performance supported continued strategic investment, strengthening the Company’s foundation for high-quality growth in 2017 and beyond.
Highlights for the quarter ended December 31, 2016 include:

•	Net income totaled $4.0 million, compared to $4.1 million earned in the fourth quarter of 2015.

•	Diluted earnings per common share measured $0.46 for the fourth quarter of 2016, compared to $0.47 for the fourth quarter of 2015.

•
Annualized return on average assets and annualized return on average equity measured 0.89% and 9.82%, respectively, for the fourth quarter of 2016, compared to 0.93% and 10.85%, respectively, for the fourth quarter of 2015.

•	Top line revenue, consisting of net interest income and total non-interest income, increased to $20.7 million, compared to $19.8 million for the fourth quarter of 2015.

•	Net interest margin measured 3.91% due to elevated fees collected from loan payoffs during the fourth quarter of 2016, compared to 3.63% for the fourth quarter of 2015.

•	The Company’s efficiency ratio measured 57.52%, compared to 58.75% for the fourth quarter of 2015, which also benefited from elevated fees collected from loan payoffs during the fourth quarter.

•
Provision for loan and lease losses was $994,000, including annualized net charge-offs of 0.04%, compared to $1.9 million provision for loan and lease losses and annualized net charge-offs of 0.27% for the fourth quarter of 2015.

•	Period-end gross loans and leases receivable measured $1.451 billion, compared to $1.431 billion at December 31, 2015.

•	Non-performing assets as a percent of total assets measured 1.50% at period end, compared to 1.35% at December 31, 2015.
“Disciplined execution of our strategy helped us grow quarterly earnings to $4 million and post an annual profit of $15 million, even while navigating challenging events and making thoughtful investments in our franchise,” said Corey Chambas, President and Chief Executive Officer. “We intend to continue our efforts to build a quality banking business that uniquely serves our clients and rewards our shareholders.”
“Our recently announced plan to simplify our legal and governance structure by consolidating our charters under one commercial bank subsidiary is another important step in our evolution as a growing commercial bank,” Chambas continued. “We are confident the efficiency gains from this endeavor will create capacity within our existing team to allow for future growth and will benefit our clients and shareholders alike.”
Results of Operations
Net interest income of $16.8 million increased $1.5 million, or 9.5%, compared to the linked quarter and $1.8 million, or 12.3%, compared to the fourth quarter of 2015. This growth primarily reflects elevated fees collected in lieu of interest from loan payoffs during the fourth quarter of 2016, which more than offset continued competitive loan pricing pressure compared to the linked quarter and fourth quarter of 2015. Fees collected in lieu of interest totaled $2.0 million for the fourth quarter of 2016, compared to $720,000 for the third quarter of 2016 and $877,000 for the fourth quarter of 2015. Compared to the prior year period, net interest income additionally benefited from a $57.1 million, or 4.0%, increase in average loan and lease receivable balances and a favorable shift in deposit mix toward lower-cost, relationship-based transaction accounts.
Net interest margin was 3.91% for the fourth quarter of 2016, compared to 3.50% in the third quarter of 2016 and 3.63% in the fourth quarter of 2015. Fourth quarter 2016 net interest margin grew from the linked and prior year quarters principally due to the aforementioned elevated amount of fees collected in lieu of interest. Additionally, the Company continued to counter asset yield compression by pursuing non-interest bearing deposit accounts, adjusting deposit rates and utilizing an efficient mix of wholesale funding sources. Success in these efforts contributed to the Company’s cost of interest-bearing liabilities declining by five basis points from 1.09% for the fourth quarter of 2015 to 1.04% for the fourth quarter of 2016, despite a rising interest rate environment.
Management expects the successful continuation of these efforts will allow the Company to maintain a net interest margin within its target of 3.50% or better. Additionally, management believes the Company’s balance sheet is well-positioned for a rising rate environment. Net interest margin may also experience occasional volatility due to events such as loan fees collected in lieu of interest, the collection of interest on loans previously in non-accrual status or the accumulation of significant short-term deposit inflows.
Non-interest income totaled $3.9 million for the fourth quarter of 2016, compared to $3.6 million in the third quarter of 2016 and $4.9 million in the fourth quarter of 2015. The decrease from the prior year primarily reflects lower gains from Small Business Administration (“SBA”) loan sales resulting from the Company’s previously announced decision to temporarily slow loan production while making investments in the SBA platform. Gains on the sale of SBA loans totaled $546,000 in the fourth quarter of 2016, compared to $347,000 in the linked quarter and $1.7 million in the fourth quarter of 2015. Trust and investment services income totaled a record $1.4 million during the quarter, increasing $158,000, or 13.0%, compared to the same quarter in the prior year. Existing client relationships and business development efforts remained strong as trust assets under management and administration reached a record $1.204 billion at December 31, 2016, up $37.0 million, or 12.7% annualized, from the prior quarter and $183.3 million, or 17.9%, from December 31, 2015.
Non-interest expense for the fourth quarter of 2016 was $14.5 million, compared to $15.8 million in the third quarter of 2016 and $11.7 million in the fourth quarter of 2015. During the third quarter of 2016, in accordance with the applicable accounting guidance the Company recognized $3.2 million in nonrecurring expense due to impairment of a historic tax credit investment, which corresponded with the recognition of $3.6 million in tax credits recognized during the quarter, providing a net benefit to after-tax earnings of $430,000. In addition, fourth quarter 2016 expenses included two discrete items totaling $2.4 million, partially offset by $513,000 in performance-related compensation adjustments. The first discrete item was the recognition of $1.6 million in SBA recourse provision for estimated losses in the outstanding guaranteed portion of SBA loans sold, following the Company’s proactive and rigorous review of its SBA loan portfolio, compared to $375,000 in SBA recourse provision recognized in the third quarter of 2016. Changes to SBA recourse reserves may be a source of non-interest expense volatility in future quarters. The second discrete item directly relates to our ongoing efficiency initiatives. Having already integrated most of Alterra’s back office operations, the Company plans to eliminate a duplicative technology vendor relationship by fully centralizing its core banking system with the provider already utilized by its Wisconsin subsidiaries. Accordingly, in the fourth quarter of 2016 the Company recognized $794,000 in one-time fees to terminate Alterra’s existing core banking system vendor agreement.
The Company produced a fourth quarter 2016 efficiency ratio of 57.52%, compared to 63.63% for the linked quarter and 58.75% for the fourth quarter of 2015. “We are taking significant steps toward enhancing the Company’s long-term efficiency ratio,” Chambas said. “While loan fees are a regular part of our business model, unusually elevated loan fees and other non-recurring items meaningfully lowered our efficiency ratio during the fourth quarter. A normalized level of fees and expenses would have resulted in a fourth quarter efficiency ratio in the mid-60% range. Over time we intend to achieve our target efficiency range through our proactive efficiency efforts, including charter consolidation, as well as revenue initiatives, such as our recent hiring of expert SBA talent as part of our plan to ramp up production of SBA lending in late 2017 and into 2018.” The Company continues to take proactive measures to drive positive operating leverage with the objective of moving the efficiency ratio back toward the Company’s long-term operating goal of 58-62%.
In the fourth quarter of 2016, the Company recorded provision for loan and lease losses totaling $994,000, compared to $3.5 million in the linked quarter and $1.9 million in the fourth quarter of 2015. Net charge-offs of $150,000 represented an annualized 0.04% of average loans and leases for the fourth quarter of 2016. This compares to annualized net charge-offs measuring 0.44% and 0.27% of average loans and leases in the linked quarter and fourth quarter of 2015, respectively. For the full year 2016, net charge-offs as a percentage of average loans and leases measured 0.22%, compared to 0.10% for 2015.
The effective tax rate was 23.2% in the fourth quarter 2016, which benefited from the impact of certain deductions during the quarter. Excluding these deductions, the effective tax rate would be approximately 29%.

Balance Sheet
Period-end gross loans and leases receivable totaled $1.452 billion at December 31, 2016, decreasing $7.6 million, or 0.5%, from September 30, 2016 and increasing $19.8 million, or 1.4%, from December 31, 2015. On an average basis, gross loans and leases of $1.468 billion increased by $57.1 million, or 4.0%, compared to the fourth quarter of 2015. The pace of overall loan growth has slowed in recent quarters, primarily due to elevated payoffs and muted growth across much of the Company’s markets in Madison and Kansas City, partially offset by strong production in the Milwaukee market.
Period-end in-market deposits - consisting of all transaction accounts, money market accounts and non-wholesale deposits - totaled $1.122 billion, or 70.2% of the Company’s total funding sources, at December 31, 2016. Period-end wholesale funds were $476.4 million at December 31, 2016, including brokered certificates of deposit of $355.9 million, deposits gathered through internet deposit listing services of $60.8 million and Federal Home Loan Bank (“FHLB”) advances and other borrowings of $59.7 million. The Company uses wholesale funds to efficiently match-fund fixed rate loans in order to reduce interest-rate risk. As part of this unique funding strategy, during the fourth quarter of 2016, the Company increased its use of FHLB borrowings by $29.0 million. Over time, management intends to maintain a ratio of in-market deposits to total funding sources in line with the Company's recent historical range of 60%-70%.
Asset Quality
While management continues to believe the Company’s credit culture is a core competency, as previously disclosed, deterioration in certain credits originated at Alterra had a significant impact on the Company’s loan loss provision and non-performing asset levels in the second and third quarters of 2016. In response, management took decisive steps to enhance policies, processes, controls, training, talent and reporting structures to ensure future lending meets the high standards long established within the First Business franchise. Non-performing assets at Alterra represented $15.9 million, or 59.6% of the Company's total non-performing assets at December 31, 2016, compared to $14.4 million at September 30, 2016 and $7.3 million at December 31, 2015.
First Business’s total non-performing assets were $26.7 million at December 31, 2016, decreasing by $573,000, or 2.1%, compared to $27.2 million at September 30, 2016 and increasing by $2.7 million, or 11.2%, compared to $24.0 million at December 31, 2015. As a percent of total assets, non-performing assets measured 1.50% at December 31, 2016, compared to 1.54% and 1.35% at the end of the linked quarter and fourth quarter of 2015, respectively.
As of December 31, 2016, the Company’s direct exposure to the energy sector was $6.7 million, or 0.46% of total gross loans and leases, with no remaining unfunded commitments. This reflects a decrease of $51,000, or 0.8%, compared to the linked quarter entirely due to payments received. The associated reserve related to this portfolio was 34.76% of total energy sector loans at December 31, 2016, compared to 8.13% at December 31, 2015. Of this population, $5.7 million was considered non-performing as of December 31, 2016. After considering specific reserves, management believes the portfolio is adequately collateralized as of the end of the reporting period.
Capital Strength
The Company's earnings continue to generate capital and its capital ratios exceed the highest required regulatory benchmark levels. As of December 31, 2016, total capital to risk-weighted assets was 11.74%, tier 1 capital to risk-weighted assets was 9.26%, tier 1 capital to average assets was 9.07% and common equity tier 1 capital to risk-weighted assets was 8.68%.
Quarterly Dividend
As previously announced, during the fourth quarter of 2016 the Company's Board of Directors declared a regular quarterly dividend of $0.12 per share. The dividend was paid on November 21, 2016 to shareholders of record at the close of business on November 10, 2016. Measured against fourth quarter 2016 diluted earnings per share of $0.46, the dividend represents a 26.1% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.
Planned Consolidation of Subsidiary Bank Charters into Single Bank Operating Subsidiary
As previously announced, in January 2017 the Company submitted regulatory applications to consolidate the charters of its three subsidiary banks into First Business Bank’s existing charter in Madison, supervised by the FDIC and the Wisconsin Department of Financial Institutions. Upon completion, the Company expects to eliminate administrative redundancies and increase its flexibility in managing capital, liquidity and funding. The operating efficiencies gained through charter consolidation are expected to free resources and capacity for First Business’s team to drive high-quality growth in 2017 and beyond.

About First Business Financial Services, Inc.
First Business Financial Services, Inc. (NASDAQ:FBIZ) is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives and high net worth individuals. First Business offers commercial banking, specialty finance and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

▪	Competitive pressures among depository and other financial institutions nationally and in our markets.

▪	Adverse changes in local, national and international economic and business conditions.

▪	Increases in defaults by borrowers and other delinquencies.

▪	Our inability to manage growth effectively, including the successful expansion of our client service, administrative infrastructure and internal management information systems.

▪	Fluctuations in interest rates and market prices.

▪	The consequences of continued bank acquisitions and mergers in our market areas, resulting in fewer but much larger and financially stronger competitors.

▪	Changes in legislative or regulatory requirements applicable to us and our subsidiaries.

▪	Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations.

▪	Fraud, including client and system failure or breaches of our network security, including with respect to our internet banking activities.

▪	Failure to comply with applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans could lead to significant losses from denial of the guaranty.
For further information about the factors that could affect the Company’s future results, please see the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2016 and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Edward G. Sloane, Jr.
Chief Financial Officer
608-232-5970
esloane@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$77,517	$68,764	$131,611	$104,854	$113,564
Securities available-for-sale, at fair value	145,893	154,480	137,692	140,823	140,548
Securities held-to-maturity, at amortized cost	38,612	35,109	36,167	36,485	37,282
Loans held for sale	1,111	2,627	5,548	1,697	2,702
Loans and leases receivable	1,450,675	1,458,297	1,451,815	1,448,586	1,430,965
Allowance for loan and lease losses	(20,912)	(20,067)	(18,154)	(16,684)	(16,316)
Loans and leases, net	1,429,763	1,438,230	1,433,661	1,431,902	1,414,649
Premises and equipment, net	3,772	3,898	3,969	3,868	3,954
Foreclosed properties	1,472	1,527	1,548	1,677	1,677
Bank-owned life insurance	39,048	29,028	28,784	28,541	28,298
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	2,131	2,165	2,163	2,734	2,843
Goodwill and other intangible assets	12,773	12,762	12,923	12,606	12,493
Accrued interest receivable and other assets	28,607	23,848	25,003	24,945	24,071
Total assets	$1,780,699	$1,772,438	$1,819,069	$1,790,132	$1,782,081
LIABILITIES AND STOCKHOLDERS’ EQUITY
In-market deposits	$1,122,174	$1,116,974	$1,130,890	$1,105,633	$1,089,748
Wholesale deposits	416,681	449,225	477,054	475,955	487,483
Total deposits	1,538,855	1,566,199	1,607,944	1,581,588	1,577,231
Federal Home Loan Bank advances and other borrowings	59,676	29,946	33,570	35,011	34,740
Junior subordinated notes	10,004	10,001	9,997	9,993	9,990
Accrued interest payable and other liabilities	10,514	6,361	9,164	8,341	9,288
Total liabilities	1,619,049	1,612,507	1,660,675	1,634,933	1,631,249
Total stockholders’ equity	161,650	159,931	158,394	155,199	150,832
Total liabilities and stockholders’ equity	$1,780,699	$1,772,438	$1,819,069	$1,790,132	$1,782,081

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Year Ended
(Dollars in thousands, except per share amounts)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Total interest income	$20,321	$18,898	$19,555	$19,343	$18,600	$78,117	$72,471
Total interest expense	3,568	3,603	3,814	3,804	3,688	14,789	13,831
Net interest income	16,753	15,295	15,741	15,539	14,912	63,328	58,640
Provision for loan and lease losses	994	3,537	2,762	525	1,895	7,818	3,386
Net interest income after provision for loan and lease losses	15,759	11,758	12,979	15,014	13,017	55,510	55,254
Trust and investment services fee income	1,375	1,364	1,344	1,273	1,217	5,356	4,954
Gain on sale of SBA loans	546	347	2,131	1,376	1,725	4,400	3,999
Gain on sale of residential mortgage loans	49	198	198	145	115	590	729
Service charges on deposits	743	772	733	742	718	2,990	2,812
Loan fees	639	506	676	609	700	2,430	2,187
Other non-interest income	579	453	741	449	460	2,222	2,330
Total non-interest income	3,931	3,640	5,823	4,594	4,935	17,988	17,011
Compensation	7,091	7,637	8,447	8,370	6,945	31,545	28,543
Occupancy	481	530	500	508	501	2,019	1,973
Professional fees	1,144	1,065	961	861	1,121	4,031	4,893
Data processing	1,327	623	697	651	606	3,298	2,378
Marketing	628	528	448	734	549	2,338	2,585
Equipment	276	292	341	280	316	1,189	1,230
FDIC Insurance	483	444	254	291	227	1,472	920
Collateral liquidation costs	58	89	68	47	70	262	472
Net loss (gain) on foreclosed properties	29	—	93	—	7	122	(171)
Impairment of tax credit investments	171	3,314	94	112	—	3,691	—
SBA recourse provision	1,619	375	74	—	—	2,068	—
Other non-interest expense	1,216	856	1,481	845	1,342	4,398	4,551
Total non-interest expense	14,523	15,753	13,458	12,699	11,684	56,433	47,374
Income (loss) before income tax expense	5,167	(355)	5,344	6,909	6,268	17,065	24,891
Income tax expense (benefit)(2)	1,199	(3,020)	1,621	2,356	2,185	2,156	8,377
Net income(2)	$3,968	$2,665	$3,723	$4,553	$4,083	$14,909	$16,514

Per common share:
Basic earnings(2)	$0.46	$0.31	$0.43	$0.52	$0.47	$1.71	$1.90
Diluted earnings(2)	0.46	0.31	0.43	0.52	0.47	1.71	1.90
Dividends declared	0.12	0.12	0.12	0.12	0.11	0.48	0.44
Book value	18.55	18.35	18.20	17.84	17.34	18.55	17.34
Tangible book value	17.08	16.88	16.71	16.39	15.90	17.08	15.90
Weighted-average common shares outstanding(1)	8,587,814	8,582,836	8,566,718	8,565,050	8,558,810	8,573,722	8,549,176
Weighted-average diluted common shares outstanding(1)	8,587,814	8,582,836	8,566,718	8,565,050	8,558,810	8,573,722	8,550,322

(1)	Excluding participating securities.

(2)
Results as of and for the three months ended September 30, 2016, June 30, 2016, and March 31, 2016, have been adjusted to reflect early adoption of ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.”

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	December 31, 2016			September 30, 2016			December 31, 2015
	Average balance	Interest	Average yield/rate(4)	Average balance	Interest	Average yield/rate(4)	Average balance	Interest	Average yield/rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$950,168	$11,561	4.87%	$947,167	$10,656	4.50%	$896,198	$10,471	4.67%
Commercial and industrial loans(1)	462,778	7,309	6.32%	459,871	6,651	5.79%	461,295	6,695	5.81%
Direct financing leases(1)	29,476	325	4.41%	30,231	341	4.51%	30,227	341	4.51%
Consumer and other loans(1)	25,714	271	4.22%	23,662	368	6.22%	23,349	300	5.14%
Total loans and leases receivable(1)	1,468,136	19,466	5.30%	1,460,931	18,016	4.93%	1,411,069	17,807	5.05%
Mortgage-related securities(2)	152,894	607	1.59%	149,414	567	1.52%	148,576	594	1.60%
Other investment securities(3)	34,414	136	1.58%	34,042	131	1.54%	31,089	122	1.57%
FHLB and FRB stock	2,702	18	2.66%	2,163	21	3.88%	2,841	21	3.07%
Short-term investments	56,364	94	0.67%	103,549	163	0.63%	50,850	56	0.44%
Total interest-earning assets	1,714,510	20,321	4.74%	1,750,099	18,898	4.32%	1,644,425	18,600	4.52%
Non-interest-earning assets	67,719			67,884			103,574
Total assets	$1,782,229			$1,817,983			$1,747,999
Interest-bearing liabilities
Transaction accounts	$185,336	184	0.40%	$182,743	113	0.25%	$150,234	92	0.24%
Money market	618,723	659	0.43%	632,415	758	0.48%	593,749	808	0.54%
Certificates of deposit	60,149	145	0.96%	63,581	152	0.96%	87,110	182	0.84%
Wholesale deposits	437,412	1,767	1.62%	465,273	1,847	1.59%	482,258	1,848	1.53%
Total interest-bearing deposits	1,301,620	2,755	0.85%	1,344,012	2,870	0.85%	1,313,351	2,930	0.89%
FHLB advances	30,995	72	0.93%	4,991	18	1.44%	9,467	25	1.08%
Other borrowings	25,387	461	7.26%	24,976	435	6.97%	26,484	453	6.84%
Junior subordinated notes	10,002	280	11.20%	9,998	280	11.20%	9,988	280	11.21%
Total interest-bearing liabilities	1,368,004	3,568	1.04%	1,383,977	3,603	1.04%	1,359,290	3,688	1.09%
Non-interest-bearing demand deposit accounts	246,016			263,627			227,965
Other non-interest-bearing liabilities	6,655			11,098			10,260
Total liabilities	1,620,675			1,658,702			1,597,515
Stockholders’ equity	161,554			159,281			150,484
Total liabilities and stockholders’ equity	$1,782,229			$1,817,983			$1,747,999
Net interest income		$16,753			$15,295			$14,912
Interest rate spread			3.70%			3.28%			3.43%
Net interest-earning assets	$346,506			$366,122			$285,135
Net interest margin			3.91%			3.50%			3.63%

(1)
The average balances of loans and leases include non-performing loans and leases and loans held for sale. Interest income related to non-performing loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

NET INTEREST INCOME ANALYSIS (CONTINUED)

(Unaudited)	For the Year Ended
(Dollars in thousands)	December 31, 2016			December 31, 2015
	Average balance	Interest	Average yield/rate(4)	Average balance	Interest	Average yield/rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$938,524	$43,927	4.68%	$848,213	$40,006	4.72%
Commercial and industrial loans(1)	465,736	28,143	6.04%	445,659	26,668	5.98%
Direct financing leases(1)	30,379	1,364	4.49%	30,228	1,394	4.61%
Consumer and other loans(1)	25,615	1,193	4.66%	23,996	1,067	4.45%
Total loans and leases receivable(1)	1,460,254	74,627	5.11%	1,348,096	69,135	5.13%
Mortgage-related securities(2)	147,433	2,328	1.58%	153,182	2,490	1.63%
Other investment securities(3)	32,995	517	1.57%	29,686	472	1.59%
FHLB and FRB stock	2,537	79	3.11%	2,886	81	2.82%
Short-term investments	94,548	566	0.60%	69,264	293	0.42%
Total interest-earning assets	1,737,767	78,117	4.50%	1,603,114	72,471	4.52%
Non-interest-earning assets	73,905			97,932
Total assets	$1,811,672			$1,701,046
Interest-bearing liabilities
Transaction accounts	$169,571	456	0.27%	$125,558	297	0.24%
Money market	642,784	3,112	0.48%	602,842	3,331	0.55%
Certificates of deposit	65,608	592	0.90%	106,177	825	0.78%
Wholesale deposits	467,826	7,556	1.62%	450,460	6,424	1.43%
Total interest-bearing deposits	1,345,789	11,716	0.87%	1,285,037	10,877	0.85%
FHLB advances	14,485	140	0.97%	14,779	110	0.75%
Other borrowings	26,581	1,818	6.84%	24,944	1,732	6.94%
Junior subordinated notes	10,076	1,115	11.07%	9,982	1,112	11.14%
Total interest-bearing liabilities	1,396,931	14,789	1.06%	1,334,742	13,831	1.04%
Non-interest-bearing demand deposit accounts	246,182			211,945
Other non-interest-bearing liabilities	10,013			9,049
Total liabilities	1,653,126			1,555,736
Stockholders’ equity	158,546			145,310
Total liabilities and stockholders’ equity	$1,811,672			$1,701,046
Net interest income		$63,328			$58,640
Interest rate spread			3.44%			3.48%
Net interest-earning assets	$340,836			$268,372
Net interest margin			3.64%			3.66%

(1)
The average balances of loans and leases include non-performing loans and leases and loans held for sale. Interest income related to non-performing loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

SELECTED FINANCIAL TRENDS

PERFORMANCE RATIOS

	For the Three Months Ended					For the Year Ended
(Unaudited)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Return on average assets (annualized)(1)	0.89%	0.59%	0.82%	1.00%	0.93%	0.82%	0.97%
Return on average equity (annualized)(1)	9.82%	6.69%	9.45%	11.70%	10.85%	9.40%	11.36%
Efficiency ratio	57.52%	63.63%	61.14%	62.44%	58.75%	61.12%	62.75%
Interest rate spread	3.70%	3.28%	3.38%	3.40%	3.43%	3.44%	3.48%
Net interest margin	3.91%	3.50%	3.59%	3.59%	3.63%	3.64%	3.66%
Average interest-earning assets to average interest-bearing liabilities	125.33%	126.45%	124.32%	121.62%	120.98%	124.40%	120.11%

(1)
Results for the three months ended September 30, 2016, June 30, 2016, and March 31, 2016, have been adjusted to reflect early adoption of ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.”

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Non-performing loans and leases	$25,194	$25,712	$22,680	$17,861	$22,298
Foreclosed properties	1,472	1,527	1,548	1,677	1,677
Total non-performing assets	26,666	27,239	24,228	19,538	23,975
Performing troubled debt restructurings	717	732	788	1,628	1,735
Total impaired assets	$27,383	$27,971	$25,016	$21,166	$25,710

Non-performing loans and leases as a percent of total gross loans and leases	1.74%	1.76%	1.56%	1.23%	1.56%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.83%	1.87%	1.67%	1.35%	1.67%
Non-performing assets as a percent of total assets	1.50%	1.54%	1.33%	1.09%	1.35%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.44%	1.38%	1.25%	1.15%	1.14%
Allowance for loan and lease losses as a percent of non-performing loans and leases	83.00%	78.05%	80.04%	93.41%	73.17%

Criticized assets:
Special mention	$—	$—	$—	$—	$—
Substandard	34,299	32,135	25,723	33,875	26,797
Doubtful	—	—	—	—	—
Foreclosed properties	1,472	1,527	1,548	1,677	1,677
Total criticized assets	$35,771	$33,662	$27,271	$35,552	$28,474
Criticized assets to total assets	2.01%	1.90%	1.50%	1.99%	1.60%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Year Ended
(Dollars in thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Charge-offs	$344	$1,656	$1,350	$244	$967	$3,594	$1,513
Recoveries	(194)	(32)	(58)	(87)	(29)	(371)	(114)
Net charge-offs	$150	$1,624	$1,292	$157	$938	$3,223	$1,399
Net charge-offs as a percent of average gross loans and leases (annualized)	0.04%	0.44%	0.35%	0.04%	0.27%	0.22%	0.10%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Total capital to risk-weighted assets	11.74%	11.44%	11.44%	11.24%	11.11%
Tier I capital to risk-weighted assets	9.26%	9.02%	9.08%	8.96%	8.81%
Common equity tier I capital to risk-weighted assets	8.68%	8.45%	8.50%	8.37%	8.22%
Tier I capital to adjusted assets	9.07%	8.75%	8.63%	8.44%	8.63%
Tangible common equity to tangible assets	8.42%	8.36%	8.05%	8.02%	7.82%

SELECTED OTHER INFORMATION
Loan and Lease Receivable Composition

(Unaudited)	As of
(in thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Commercial real estate
Commercial real estate - owner occupied	$176,459	$169,170	$167,936	$174,286	$176,322
Commercial real estate - non-owner occupied	473,158	483,540	502,378	441,539	436,901
Construction	101,206	110,426	88,339	117,825	100,625
Land development	56,638	60,348	60,599	61,953	59,779
Multi-family	92,762	73,081	73,239	84,004	80,254
1-4 family	45,651	46,341	47,289	50,923	50,304
Total commercial real estate	945,874	942,906	939,780	930,530	904,185
Commercial and industrial	450,298	464,920	456,297	461,573	472,193
Direct financing leases, net	30,951	29,638	30,698	31,617	31,093
Consumer and other
Home equity and second mortgages	8,412	5,390	7,372	7,366	8,237
Other	16,329	16,610	18,743	18,510	16,319
Total consumer and other	24,741	22,000	26,115	25,876	24,556
Total gross loans and leases receivable	1,451,864	1,459,464	1,452,890	1,449,596	1,432,027
Less:
Allowance for loan and lease losses	20,912	20,067	18,154	16,684	16,316
Deferred loan fees	1,189	1,167	1,075	1,010	1,062
Loans and leases receivable, net	$1,429,763	$1,438,230	$1,433,661	$1,431,902	$1,414,649

SELECTED OTHER INFORMATION (CONTINUED)
Deposit Composition

(Unaudited)	As of
(in thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Non-interest-bearing transaction accounts	$252,638	$258,423	$243,370	$236,662	$231,199
Interest-bearing transaction accounts	183,992	192,482	151,865	154,351	165,921
Money market accounts	627,090	603,872	671,420	646,336	612,642
Certificates of deposit	58,454	62,197	64,235	68,284	79,986
Wholesale deposits	416,681	449,225	477,054	475,955	487,483
Total deposits	$1,538,855	$1,566,199	$1,607,944	$1,581,588	$1,577,231
Trust Assets

(Unaudited)	As of
(in thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Trust assets under management	$977,015	$935,584	$906,239	$896,414	$817,926
Trust assets under administration	227,360	231,825	227,864	210,357	203,181
Total trust assets	$1,204,375	$1,167,409	$1,134,103	$1,106,771	$1,021,107

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Common stockholders’ equity	$161,650	$159,931	$158,394	$155,199	$150,832
Goodwill and other intangible assets	(12,773)	(12,762)	(12,923)	(12,606)	(12,493)
Tangible common equity	$148,877	$147,169	$145,471	$142,593	$138,339
Common shares outstanding	8,715,856	8,717,299	8,703,942	8,700,172	8,699,410
Book value per share	$18.55	$18.35	$18.20	$17.84	$17.34
Tangible book value per share	17.08	16.88	16.71	16.39	15.90

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
‘‘Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Common stockholders’ equity	$161,650	$159,931	$158,394	$155,199	$150,832
Goodwill and other intangible assets	(12,773)	(12,762)	(12,923)	(12,606)	(12,493)
Tangible common equity	$148,877	$147,169	$145,471	$142,593	$138,339
Total assets	$1,780,699	$1,772,438	$1,819,069	$1,790,132	$1,782,081
Goodwill and other intangible assets	(12,773)	(12,762)	(12,923)	(12,606)	(12,493)
Tangible assets	$1,767,926	$1,759,676	$1,806,146	$1,777,526	$1,769,588
Tangible common equity to tangible assets	8.42%	8.36%	8.05%	8.02%	7.82%

EFFICIENCY RATIO
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of losses or gains on foreclosed properties, other discrete items that are unrelated to the Company’s primary business activities and amortization of other intangible assets, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to its business. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Year Ended
(Dollars in thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Total non-interest expense	$14,523	$15,753	$13,458	$12,699	$11,684	$56,433	$47,374
Less:
Net loss (gain) on foreclosed properties	29	—	93	—	7	122	(171)
Amortization of other intangible assets	14	16	16	16	17	62	71
SBA recourse provision	1,619	375	74	—	—	2,068	—
Impairment of tax credit investments	171	3,314	94	112	—	3,691	—
Deconversion fees	794	—	—	—	—	794	—
Total operating expense	$11,896	$12,048	$13,181	$12,571	$11,660	$49,696	$47,474
Net interest income	$16,753	$15,295	$15,741	$15,539	$14,912	$63,328	$58,640
Total non-interest income	3,931	3,640	5,823	4,594	4,935	17,988	17,011
Less:
Gain on sale of securities	3	—	7	—	—	10	—
Total operating revenue	$20,681	$18,935	$21,557	$20,133	$19,847	$81,306	$75,651
Efficiency ratio	57.52%	63.63%	61.14%	62.44%	58.75%	61.12%	62.75%